Exhibit 10.2

SUPPLEMENTAL BENEFIT PLAN

FOR EMPLOYEES OF

THE BOEING COMPANY

AS AMENDED AND RESTATED
EFFECTIVE MARCH 1, 2014

TABLE OF CONTENTS
ARTICLE I Introduction		1
ARTICLE II Definitions		2
2.1	Account	2
2.2	Affiliate or Subsidiary	2
2.3	Authorized Period of Absence	2
2.4	Base Salary	2
2.5	Beneficiary	2
2.6	BCERP	2
2.7	Board of Directors	2
2.8	Code	3
2.9	Committee	3
2.1	Company	3
2.11	Company Matching Contribution	3
2.12	Compensation	3
2.13	Contribution Credit	3
2.14	DC SERP Benefit	3
2.15	Deferral Contribution	3
2.16	Deferral Election	4
2.17	Deferred Compensation Plan	4
2.18	Earnings Credits	4
2.19	Eligible Employee	4
2.2	Employee	4
2.21	Executive Company Contribution	4
2.22	Executive Incentive Pay	4
2.23	FSP	5
2.24	Layoff Period	5
2.25	Participant	5
2.26	Plan	5
2.27	Plan Year	5
2.28	PVP	5
2.29	Restoration Benefit	5
2.30	SBP Company Contribution	5
2.31	Separation from Service	6
2.32	SERP	6
2.33	Service	6
2.34	Specified Employee	6
2.35	Transition Benefit	6
2.36	Unforeseeable Emergency	7
2.37	VIP	7
ARTICLE III Restoration Benefit Eligibility and Benefits		8
3.1	Restoration Benefit Eligibility	8
3.2	Restoration Benefit Participation	9

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3.3	Deferral Contributions	10
3.4	Company Matching Contributions	10
3.5	SBP Company Contributions	11
3.6	Vesting	13
3.7	Cancellation of Deferral Election Due to Unforeseeable Emergency	13
ARTICLE IV Executive Company Contribution Eligibility and Benefits		14
4.1	Executive Company Contribution Eligibility	14
4.2	Executive Company Contribution Participation	14
4.3	Executive Company Contribution Benefits	15
4.4	Executive Company Contribution Vesting	16
ARTICLE V DC SERP Eligibility and Benefits		18
5.1	DC SERP Eligibility	18
5.2	DC SERP Participation	19
5.3	DC SERP Benefits	19
5.4	DC SERP Vesting	21
5.5	DC SERP Forfeiture Rules	24
ARTICLE VI Distributions		26
6.1	Form and Timing of Distribution	26
6.2	Death Benefits	30
6.3	Rehires	30
ARTICLE VII Accounts		34
7.1	Participant Accounts	34
7.2	Earnings Credits	34
7.3	Investment Election Changes and Restrictions	36
7.4	Missing Participants and Improper Credits	36
ARTICLE VIII Administration		37
8.1	Plan Administration	37
8.2	Claims Procedure	37
ARTICLE IX Amendment and Termination		38
ARTICLE X Miscellaneous		39
10.1	No Employment Rights	39
10.2	Anti-Assignment	39
10.3	Unfunded Status of Plan	39
10.4	Delays in Payment	39
10.5	Involuntary Inclusion in Income	39
10.6	Compliance With Code Section 409A	40
10.7	Construction	40
10.8	Legal Action	40
APPENDIX A Excess Benefit Plan for the BSS Retirement Plan		41
APPENDIX B Plan Provisions Prior To January 1, 1999		49
B1.1	Eligibility and Benefits for BCERP Participants	49
B1.2	Eligibility and Benefits for FSP Participants	50

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ARTICLE I
Introduction

The Supplemental Benefit Plan for Employees of The Boeing Company (Plan) was originally established effective January 1, 1978 by The Boeing Company. The Plan was amended and restated effective January 1, 2008 to comply with section 409A of the Internal Revenue Code of 1986, as amended (Code). The Plan was subsequently amended and restated as of January 1, 2009 for the purpose of expanding the Restoration Benefit, and for the purpose of adding an Executive Company Contribution and a DC SERP benefit.

The Plan provides three separate benefits: (i) the Restoration Benefit, (ii) the Executive Company Contribution, and (iii) the DC SERP Benefit. The purpose of the Restoration Benefit is to restore the benefits of certain employees under The Boeing Company Voluntary Investment Plan, to the extent that these qualified plan benefits are limited by sections 415 and 401(a)(17) of the Code. The purpose of the Executive Company Contribution is to provide an additional contribution to this Plan, equal to a percentage of the annual incentive plan payments for a select group of management or highly compensated employees, in lieu of a portion of the Company Contribution under the VIP. The purpose of the DC SERP Benefit is to provide a supplemental retirement benefit for a select group of management or highly compensated employees at level E-1 through E-3 who are hired or rehired on or after January 1, 2009, and for certain management and highly compensated employees who are hired or rehired before January 1, 2009.

For periods prior to January 1, 1999, the Plan also restored participants’ benefits under The Boeing Company Employee Retirement Plan and The Boeing Company Employee Financial Security Plan, to the extent these benefits were limited by sections 415 and 401(a)(17) of the Code. For the period January 1, 1987 through May 31, 1987, the Plan also restored benefits reduced by the limitation on elective deferrals imposed by section 402(g)(1) of the Code.

It is intended that the Plan shall be an excess benefit plan as defined in section 3(36) of the Employee Retirement Income Security Act of 1974 (ERISA) to the extent benefits are paid in excess of the limits imposed by section 415 of the Code. To the extent any part of the Plan is not an excess benefit plan, it is intended that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE II
Definitions

2.1    Account

“Account” means the recordkeeping account established for each Participant in the Plan, for purposes of accounting for Restoration Benefits (Deferral Contributions, Company Matching Contributions, and SBP Company Contributions), Executive Company Contributions, DC SERP Benefits, and the Earnings Credits thereon.

2.2    Affiliate or Subsidiary

“Affiliate or Subsidiary” means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)) of which The Boeing Company is a part.

2.3    Authorized Period of Absence

“Authorized Period of Absence” means a leave of absence approved by the Company.

2.4    Base Salary

“Base Salary” means an Employee’s annual base rate of pay from the Company.

2.5    Beneficiary

“Beneficiary” generally means the person or persons designated by a Participant under the VIP to receive any benefit payable from the VIP upon the death of the Participant. If no designation is filed under the VIP, or if the designated beneficiary does not survive the Participant, the default rules stated in the VIP will apply.

2.6    BCERP

“BCERP” means The Boeing Company Employee Retirement Plan, as amended.

2.7    Board of Directors

“Board of Directors” means the board of directors of The Boeing Company.

2.8    Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.9    Committee

“Committee” means the Employee Benefit Plans Committee.

2.10    Company

“Company” means The Boeing Company, its successors in interest, and its Affiliates and Subsidiaries.

2.11    Company Matching Contribution

“Company Matching Contribution” means the amount credited to a Participant’s Account under Section 3.4.

2.12    Compensation

“Compensation” means a Participant’s Compensation as defined under the VIP, but determined without regard to the limitation on Compensation under Code section 401(a)(17). In no event will Compensation include payments under any incentive compensation plan, without regard to whether it is included in compensation under the VIP.

2.13    Contribution Credit

“Contribution Credit” means the applicable percentage used to compute an eligible Participant’s DC SERP Benefit under Article V.

2.14    DC SERP Benefit

“DC SERP Benefit” means the benefit provided under Article V, and Earnings Credits thereon.

2.15    Deferral Contribution

“Deferral Contribution” means the portion of a Participant’s Compensation, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Section 3.3.

2.16    Deferral Election

“Deferral Election” means the election made by an Eligible Employee to defer a portion of his or her Compensation in accordance with Section 3.3.

2.17    Deferred Compensation Plan

“Deferred Compensation Plan” means the Deferred Compensation Plan for Employees of The Boeing Company.

2.18    Earnings Credits

“Earnings Credits” means the adjustment to a Participant’s Account under Section 7.2.

2.19    Eligible Employee

“Eligible Employee” means, with respect to any Plan Year, an Employee of the Company who has satisfied the requirements of one or more of the following: Section 3.1 with regard to the Restoration Benefit, Section 4.1 with regard to the Executive Company Contribution, or Section 5.1 with regard to the DC SERP Benefit.

2.20    Employee

“Employee” means any person who is employed as a common law employee by any member of the Company.

2.21    Executive Company Contribution

“Executive Company Contribution” means the benefit provided under Article IV.

2.22    Executive Incentive Pay

“Executive Incentive Pay” means the amount awarded to the Participant under The Boeing Company Elected Officer Annual Incentive Plan or the Incentive Compensation Plan for Employees of The Boeing Company and Subsidiaries, or an award made in lieu of awards under either of the foregoing plans. Executive Incentive Pay will be counted solely to the extent attributable to performance periods beginning on or after January 1, 2009.

Executive Incentive Pay deferred by the Participant under the Deferred Compensation Plan will be deemed to have been paid as if those amounts had not been deferred, for purposes of this Plan.

2.23    FSP

“FSP” means The Boeing Company Employee Financial Security Plan, as amended.

2.24    Layoff Period

“Layoff Period” means the period beginning on the date a Participant is laid off from employment with the Company and ending on the sixth anniversary of such layoff.

2.25    Participant

“Participant” means an Eligible Employee who has elected to defer Compensation or receive SBP Company Contributions under the Plan in accordance with Article III, who is eligible to receive an Executive Company Contribution under Article IV, who is eligible to accrue benefits under the DC SERP under Article V, or an Employee or former Employee who has amounts credited to his or her Account.

2.26    Plan

“Plan” means this Supplemental Benefit Plan for Employees of The Boeing Company as herein set forth, together with any amendments that may be adopted.

2.27    Plan Year

“Plan Year” means the calendar year.

2.28    PVP

“PVP” means the Pension Value Plan for Employees of The Boeing Company, as amended.

2.29    Restoration Benefit

“Restoration Benefit” means the benefit provided under Article III, comprised of Deferral Contributions, Company Matching Contributions and SBP Company Contributions, as applicable, and Earnings Credits thereon.

2.30    SBP Company Contribution

“SBP Company Contribution” means the benefit provided under Section 3.5.

2.31    Separation from Service

“Separation from Service” or “Separates from Service” means an Employee’s death, retirement or termination of employment from the Company within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, Affiliates and Subsidiaries are defined by using the language “at least 80 percent” to define the controlled group under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).

A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee, to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.

2.32    SERP

“SERP” means the Supplemental Executive Retirement Plan for Employees of The Boeing Company, as amended.

2.33    Service

“Service” means the Participant’s years of service with the Company, determined in the same manner as the service time calculation under the Boeing Service Awards Program procedure, in completed whole years.

2.34    Specified Employee

“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.

2.35    Transition Benefit

“Transition Benefit” means the contribution made by the Company under the VIP that is identified as a Transition Benefit (or like term as used in the VIP) under Section 4.10 of the VIP.

2.36    Unforeseeable Emergency

“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Committee.

2.37    VIP

“VIP” means The Boeing Company Voluntary Investment Plan, as amended.

ARTICLE III
Restoration Benefit
Eligibility and Benefits

3.1     Restoration Benefit Eligibility

An Employee is eligible to participate in the Restoration Benefit program for a Plan Year if he or she satisfies each of the conditions described in (A)-(C) below:

(A)	The Employee is eligible to participate in the VIP during the Plan Year.

(B)
The Employee is, during the Plan Year, a salaried Employee of the Company who is not represented by a collective bargaining agent (or represented by a collective bargaining agent where the terms of the collective bargaining agreement covering such Employee specifically provide for coverage under the Plan).

(C)	As of October 1st of the prior Plan Year, the Employee’s Base Salary for the prior Plan Year equaled or exceeded the amount calculated as follows (rounded down to the nearest $1,000 increment):

The dollar limit imposed by section 415(c) of the Code for the prior Plan Year, divided by the percentage equal to the sum of (i), (ii), (iii) and (iv), as applicable.

(i)
The maximum percentage that an Employee can elect to contribute on a pre-tax or after-tax basis under the VIP, for the prior Plan Year (or such other rate approved by the Committee by October 1st to take effect under the VIP as of the following January).

(ii)
The maximum percentage that an Employee can receive as an Employer Matching Contribution under the VIP, for the prior Plan Year (or such other rate approved by the Committee by October 1st to take effect under the VIP as of the following January).

(iii)
The maximum percentage that the Employee can receive as a Company Contribution or a Transition Benefit under the VIP, for the prior Plan Year (or such other rate approved by the Committee by October 1st to take effect under the VIP as of the following January), based on the Employee’s anticipated age at the end of the Plan Year of participation.

(iv)	Solely with regard to an Employee who actively participates in the BSS Retirement Plan, as amended (“BSS Plan”), the percentage of

Participant Contributions made under Exhibit A of the BSS Plan, for the prior Plan Year.

Effective March 22, 2003, participants in the Boeing Satellite Systems Voluntary Savings Plan (the “BSS Voluntary Savings Plan”) became eligible to participate in the VIP. Consequently, a former participant in the BSS Voluntary Savings Plan who met the eligibility requirements of this Plan as of March 22, 2003 became eligible for benefits under this Plan based upon his or her participation in the VIP.

3.2     Restoration Benefit Participation

An Eligible Employee will become a Participant in the Restoration Benefit program when he or she elects to defer Compensation for a Plan Year, by executing and delivering a timely Deferral Election in accordance with subsections (A)-(C) below. Deferral Contributions and Company Matching Contributions are described in Sections 3.3 and 3.4 below.

An Eligible Employee who receives a Company Contribution or a Transition Benefit under the VIP will also, to the extent eligible, become a Participant in the Restoration Benefit program when he or she elects to receive an SBP Company Contribution for a Plan Year, by executing and delivering a timely SBP Company Contribution Election in accordance with subsections (A)-(C) below. SBP Company Contributions are described in section 3.5 below.

(A)    Elections

A Participant’s Deferral Election or SBP Company Contribution Election must be executed and delivered to the Company in accordance with rules established by the Committee.

(B)    Timing of Elections

In general, the Deferral Election or SBP Company Contribution Election must be filed during the election period established by the Committee. This election will become irrevocable as of the end of the election period, but in no event later than December 31 of the Plan Year in which the election is made. Each election will apply solely to the Compensation payable in the succeeding Plan Year. Participants must execute a new Deferral Election to defer Compensation payable in each succeeding Plan Year. Participants must execute a new SBP Company Contribution Election to receive an SBP Company Contribution payable in each succeeding Plan Year.

Elections generally may not be modified during the Plan Year. Likewise, an Employee eligible for any portion of the Restoration Benefit provided under this Article III remains subject to restrictions on mid-year contribution election changes under the VIP, in accordance with the terms of the VIP.

See Section 3.7 for a limited exception to the general rule on the irrevocability of Deferral Elections, in the event of Unforeseeable Emergency.

(C)    No Mid-Year Elections

An Employee who becomes an Eligible Employee during the Plan Year (as a new hire, rehire or due to raise or promotion) will not be eligible to make Deferral Contributions or to receive SBP Company Contributions under the Restoration Benefit program during such Plan Year.

3.3     Deferral Contributions

An Eligible Employee may elect to defer a percentage of his or her Compensation otherwise payable by the Company for a Plan Year by executing and delivering a Deferral Election, as described in Section 3.2 above. This percentage is limited to the maximum percentage described in Section 3.1(C)(i), as applicable to the Eligible Employee.

Deferrals will be made from the Participant’s Compensation only to the extent that either: (i) Compensation for the applicable Plan Year exceeds the limitation under Code section 401(a)(17), as indexed, or (ii) the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.

Deferred Compensation will be credited to the Participant’s Account on the date the Compensation would otherwise be payable, or as soon thereafter as administratively feasible.

3.4     Company Matching Contributions

A Participant in the Restoration Benefit program who defers Compensation for a Plan Year under Section 3.3 will be credited with a Company Matching Contribution from the Company. This Company Matching Contribution will equal a percentage of the Participant’s Deferral Contributions for the Plan Year, subject to a limit on the Participant’s Compensation from which Deferral Contributions are made under this Restoration Benefit program for the Plan Year. The relevant net percentage will be limited to the maximum rate described in Section 3.1(C)(ii), as applicable to each Participant.

Company Matching Contributions will be credited to the Participant’s Account on the date that the underlying Deferral Contribution is credited to the Participant’s Account.

3.5    SBP Company Contributions

An Eligible Employee who receives a Company Contribution or a Transition Benefit under Section 4.10 of the VIP may elect to receive an SBP Company Contribution for a Plan Year, if eligible, by executing and delivering an SBP Company Contribution Election, as described in Section 3.2 above.

The SBP Company Contribution became effective as of January 1, 2009. No SBP Company Contribution will be made before January 1, 2009.

An SBP Company Contribution will be credited to the Participant’s Account on the date the underlying Compensation is payable, or as soon thereafter as administratively feasible. For purposes of computing the SBP Company Contribution, Compensation will not include payments under any incentive compensation plan, without regard to whether the incentive program is included in compensation under the VIP.

(A)	SBP Company Contribution Based on VIP Company Contribution

The SBP Company Contribution is described in this subsection (A) for an individual who is eligible to receive a Company Contribution under Section 4.10 of the VIP. For periods beginning on or after January 1, 2009 and ending on or before December 31, 2018, the Company Contribution is limited to individuals who were “hired” on or after January 1, 2009, as defined in Section 4.10 of the VIP. Effective as of January 1, 2019, it is expected that the Company Contribution will be extended to all eligible non-union employees under the VIP.

The SBP Company Contribution will equal a percentage of the eligible Participant’s Compensation during the applicable pay period, subject to the limitations described below. The applicable percentage is determined by the Participant’s age at the end of the Plan Year. This SBP Company Contribution will be made by the Company on behalf of a Participant only to the extent that either: (i) the Participant’s Compensation for the applicable Plan Year exceeds the limitation under Code section 401(a)(17), as indexed, or (ii) the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.

(i)    3%, for each eligible Participant under age 40,

(ii)    4%, for each eligible Participant age 40 to 49,

(iii)    5%, for each eligible Participant age 50 and over.

(B)	SBP Company Contribution Based on VIP Transition Benefit

The SBP Company Contribution is described in this subsection (B) for an individual who is eligible to receive a Transition Benefit under Section 4.10 of the VIP. For periods beginning on or after January 1, 2016 and ending on or before December 31, 2018, it is expected that a Transition Benefit will be payable under the VIP to eligible non-union employees who were “hired” before January 1, 2009, as defined in Section 4.10 of the VIP. It is expected that this Transition Benefit will cease as of December 31, 2018.

The SBP Company Contribution will equal a percentage of the eligible Participant’s Compensation during the applicable pay period, subject to the limitations described below. This SBP Company Contribution will be made by the Company on behalf of a Participant only to the extent that either: (i) the Participant’s Compensation for the applicable Plan Year exceeds the limitation under Code section 401(a)(17), as indexed, or (ii) the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed. The applicable percentage is determined by the Plan Year in which the Compensation is payable, as follows:

(i)    9%, for Compensation payable in the 2016 Plan Year,

(ii)    8%, for Compensation payable in the 2017 Plan Year,

(iii)    7%, for Compensation payable in the 2018 Plan Year.

No SBP Company Contribution will be made under this subsection (B) before January 1, 2016. A Participant described in subsection (B) (i.e., receiving a Transition Benefit) will not be eligible to receive any SBP Company Contributions before January 1, 2016.

(C)    Rules Applicable to Rehires

In the event that a Participant described in subsection (B) (i.e., eligible to receive a Transition Benefit under the VIP) subsequently terminates employment and is “hired” on or after January 1, 2016, as defined in Section 4.10 of the VIP, such Participant will become eligible thereafter for the SBP Company Contribution described in subsection (A), but only to the extent the Participant otherwise satisfies the eligibility requirements for such benefit, and will no longer be eligible for the SBP Company Contribution under subsection (B).

(D)    Non-Duplication Rules

In no event will a Participant receive an SBP Company Contribution under subsection (B) if an SBP Company Contribution is payable under subsection (A) for the same payroll period.

In no event will the SBP Company Contribution duplicate any Company Contribution or Transition Benefit made on a Participant’s behalf under the VIP.

To the extent an Employee is eligible to accrue benefits as an active participant under the SERP based on increases in his or her salary and/or service during a Plan Year, he or she is ineligible to receive an SBP Company Contribution under this Plan for such Plan Year. This paragraph is not intended to preclude an SBP Company Contribution for an Employee whose SERP accruals are attributable solely to interest credits or indexing on the underlying PVP benefit.

3.6     Vesting

A Participant’s interest in his or her Account attributable to Restoration Benefits generally will be 100% vested at all times.

See Section 7.4 regarding missing participants and improper credits and Section 10.3 regarding the unfunded nature of this Plan.

3.7     Cancellation of Deferral Election Due to Unforeseeable Emergency

Notwithstanding the election procedures described in Section 3.3, a Participant in the Restoration Benefit program will be permitted to cancel an existing Deferral Election with regard to a Plan Year during that Plan Year, where the Participant incurs an Unforeseeable Emergency, as determined by the Committee.

To the extent that a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 6.1(F), the Participant will be deemed to have elected to cancel his or her Deferral Election for the remainder of the applicable Plan Year.

ARTICLE IV
Executive Company Contribution
Eligibility and Benefits

4.1     Executive Company Contribution Eligibility

An Employee is eligible to receive Executive Company Contributions for a Plan Year if he or she satisfies each of the conditions described in (A)-(C) below:

(A)	The Employee is not eligible to accrue benefits under any defined benefit plan maintained by the Company.

For periods beginning on or after January 1, 2009 and ending on or before December 31, 2015, eligibility for the Executive Company Contribution is limited to individuals who were “hired” on or after January 1, 2009, as defined in Section 4.10 of the VIP. For periods beginning on or after January 1, 2016, eligibility for the Executive Company Contribution will be expanded to include individuals hired before January 1, 2009.

(B)	The Employee is eligible to receive a Company Contribution or a Transition Benefit under Section 4.10 of the VIP during the Plan Year.

(C)
The Employee is entitled to payment of Executive Incentive Pay during the Plan Year. Executive Incentive Pay is not counted for this purpose if paid following the Employee’s termination of employment from the Company.

To the extent an Employee is eligible to accrue benefits as an active participant under the SERP based on increases in his or her salary and/or service during a Plan Year, he or she is ineligible to receive an Executive Company Contribution under this Plan for such Plan Year. This paragraph is not intended to preclude an Executive Company Contribution for an Employee whose SERP accruals are attributable solely to interest credits or indexing on the underlying PVP benefit.

4.2     Executive Company Contribution Participation

An Eligible Employee will become a Participant eligible to receive Executive Company Contributions on the date the Employee satisfies the eligibility conditions in Section 4.1.

A rehired Employee who previously participated in the Plan will become a Participant again on the date the Employee satisfies the eligibility conditions again after rehire.

4.3     Executive Company Contribution Benefits

An Executive Company Contribution will be credited to the Participant’s Account at the time the Executive Incentive Pay otherwise would be payable, or as soon thereafter as administratively feasible.

No Executive Company Contribution will be made before January 1, 2009.

(A)    Executive Company Contribution Based on VIP Company Contribution

The Executive Company Contribution is described in this subsection (A) for an individual who is eligible to receive a Company Contribution under Section 4.10 of the VIP. For periods beginning on or after January 1, 2009 and ending on or before December 31, 2018, the Company Contribution is limited to individuals who were “hired” on or after January 1, 2009, as defined in Section 4.10 of the VIP. Effective as of January 1, 2019, it is expected that the Company Contribution will be extended to all eligible non-union employees under the VIP.

The Executive Company Contribution will equal the applicable percentage of the eligible Participant’s Executive Incentive Pay payable during the Plan Year. Executive Incentive Pay is not counted if paid following the Employee’s termination of employment from the Company. The applicable percentage is determined by the Participant’s age at the end of the Plan Year as follows:

(i)    3%, for each eligible Participant under age 40,

(ii)    4%, for each eligible Participant age 40 to 49,

(iii)    5%, for each eligible Participant age 50 and over.

(B)	Executive Company Contribution Based on VIP Transition Benefit

The Executive Company Contribution is described in this subsection (B) for an individual who is eligible to receive a Transition Benefit under Section 4.10 of the VIP. For periods beginning on or after January 1, 2016 and ending on or before December 31, 2018, it is expected that a Transition Benefit will be payable to individuals who were “hired” before January 1, 2009 under the VIP, as defined in Section 4.10 of the VIP. It is expected that this Transition Benefit will cease as of December 31, 2018.

The Executive Company Contribution will equal the applicable percentage of the eligible Participant’s Executive Incentive Pay payable during the Plan Year. Executive Incentive Pay is not counted if paid following the

Employee’s termination of employment from the Company. The applicable percentage is determined by the Plan Year in which the Executive Incentive Pay is payable, as follows:

(i)    9%, for Executive Incentive Pay payable in the 2016 Plan Year,

(ii)    8%, for Executive Incentive Pay payable in the 2017 Plan Year,

(iii)    7%, for Executive Incentive Pay payable in the 2018 Plan Year.

No Executive Company Contribution will be made under this subsection (B) before January 1, 2016. A Participant described in subsection (B) (i.e., receiving a Transition Benefit) will not be eligible to receive any Executive Company Contributions before January 1, 2016.

(C)    Rules Applicable to Rehires

In the event that an eligible Participant described in subsection (B) (i.e., eligible to receive a Transition Benefit under the VIP) subsequently terminates employment and is “hired” on or after January 1, 2016, as defined in Section 4.10 of the VIP, such Participant will become eligible thereafter for the Executive Company Contribution described in subsection (A), but only to the extent the Participant otherwise satisfies the eligibility requirements for such benefit, and will no longer be eligible for the Executive Company Contribution under subsection (B).

(D)    Non-Duplication Rules

In no event will a Participant receive an Executive Company Contribution under subsection (B) if an Executive Company Contribution is payable under subsection (A) for the same Plan Year.

To the extent an Employee is eligible to accrue benefits as an active participant under the SERP based on increases in his or her salary and/or service during a Plan Year, he or she is ineligible to receive an Executive Company Contribution under this Plan for such Plan Year. This paragraph is not intended to preclude an Executive Company Contribution for an Employee whose SERP accruals are attributable solely to interest credits or indexing on the underlying PVP benefit.

4.4     Executive Company Contribution Vesting

A Participant’s interest in his or her Account attributable to Executive Company Contributions generally will be 100% vested at all times.

See Section 7.4 regarding missing participants and improper credits, and Section 10.3 regarding the unfunded nature of this Plan.

ARTICLE V
DC SERP
Eligibility and Benefits

5.1     DC SERP Eligibility

An Employee is eligible to participate in the DC SERP for a Plan Year if he or she is on the E-Series Payroll during the Plan Year, and satisfies the conditions in either (A) or (B) below:

For purposes of determining eligibility for the DC SERP, the term “hired” is defined in Section 4.10 of the VIP, regardless of the date on which the Employee joins the E-Series Payroll.

(A)	Hired On or After 2009

An Employee satisfies the conditions in subsection (A) if:

(i)	The Employee is hired on or after January 1, 2009,

(ii)	The Employee is ineligible to accrue benefits under any defined benefit plan maintained by the Company, and

(iii)	The Employee was on the E-Series Payroll with a level of E-1 through E-3 during the Plan Year.

(B)	Hired Before 2009

Effective January 1, 2016, an Employee satisfies the conditions in subsection (B) if the Employee was hired before January 1, 2009.

An Employee described in subsection (B) will not be eligible to participate in the DC SERP before January 1, 2016.

In the event that an Employee subsequently terminates employment and is “hired” on or after January 1, 2016, as defined in Section 4.10 of the VIP, such Participant will be reclassified as hired on or after January 1, 2009 under subsection (A) above.

To the extent an Employee is eligible to accrue benefits as an active participant under the SERP based on increases in his or her salary and/or service during a Plan Year, he or she is ineligible to receive a DC SERP Benefit under this Plan for such Plan Year. This paragraph is not intended to preclude a DC SERP Benefit for an Employee whose SERP accruals are attributable solely to interest credits or indexing on the underlying PVP benefit.

5.2     DC SERP Participation

An Eligible Employee will become a Participant in the DC SERP on the date the Employee satisfies the eligibility conditions in Section 5.1.

A rehired Employee who previously participated in the Plan will become a Participant again on the date the Employee satisfies the eligibility conditions again after rehire.

5.3     DC SERP Benefits

Each Participant in the DC SERP shall be entitled to benefits under this Plan as described below. No DC SERP benefit will accrue before January 1, 2009.

(A)    Annual Contributions

Annual contributions will be credited on the date such Compensation and Executive Incentive Pay otherwise would be payable, or as soon thereafter as administratively feasible.

(i)	Hired On or After 2009

A Participant described in Section 5.1(A) (Hired On or After 2009) will receive a DC SERP contribution equal to a Contribution Credit times the sum of the Participant’s Compensation and Executive Incentive Pay, for each applicable pay period. The Contribution Credit for a pay period is determined by the Participant’s level as of this pay period as follows:

(a)    2%, for a Participant at level E-2 through E-3.

(b)    4%, for a Participant at level E-1.

(ii)    Hired Before 2009

A Participant described in Section 5.1(B) (Hired Before 2009) will receive a DC SERP contribution equal to a Contribution Credit times the sum of the Participant’s Compensation and Executive Incentive Pay, for each applicable pay period. For purposes of calculating the DC SERP contribution, a Participant’s Compensation and Executive Incentive Pay will be counted solely to the extent that the Participant is on the E-Series Payroll during the applicable pay period.

The Contribution Credit will equal the sum of (a) and (b):

(a)      5%

(b)
For a Participant who has attained age 55, 0.5% times the Participant’s years of Benefit Service (as defined under the PVP and determined as of January 1, 2016), subject to the limitation herein. The supplemental percentage credited under this subsection (b) will be payable for a period not to exceed seven years. This seven-year period will commence on January 1, 2016 (or following the Participant’s attainment of age 55, or promotion to the E-Series Payroll, whichever is latest) and will be measured in the aggregate over a Participant’s lifetime (i.e., regardless of whether the Participant has multiple periods of employment with the Company).

No DC SERP contribution will be made under this subsection (ii) before January 1, 2016. A Participant described in Section 5.1(B) (Hired Before 2009) will not be eligible to receive any DC SERP contributions before January 1, 2016.

(iii)    Rules Applicable to Rehires

In the event that an eligible Participant described in subsection (A)(ii) (Hired Before 2009) subsequently terminates employment and is “hired” on or after January 1, 2016, as defined in Section 4.10 of the VIP, such Participant will become eligible thereafter for the DC SERP contribution described in subsection (A)(i), but only to the extent the Participant otherwise satisfies the eligibility requirements for such benefit, and will no longer be eligible for the DC SERP contribution under subsection (A)(ii).

(B)    One-Time Contribution

An Employee who satisfies the requirements described in Section 5.1(A) (Hired On or After 2009), and who is first promoted to a level of E-1 through E-3 (from a position at the Company below a level of E-3) during the Plan Year, will receive a one-time additional contribution equal to the product of (i), (ii) and (iii) below.

(i)    2%

(ii)	The sum of:

(a)	the Participant’s Base Salary in effect immediately following the promotion, and

(b)	his or her Executive Incentive Pay target percentage multiplied by the Base Salary, both as in effect immediately following the promotion.

(iii)
The Participant’s years of Service as of the date of first promotion to a level of E-1 through E-3 (from a position at the Company below a level of E-3); provided that, for such purpose, a Participant’s years of Service will be limited to Service earned since his or her most recent hire date.

This amount will be credited as of the date of first promotion to a level of E-1 through E-3, or as soon thereafter as administratively feasible.

A Participant who has received a one-time contribution under this Section upon promotion to a level of E-1 through E-3 will be ineligible for any further contributions under this subsection (B).

A Participant described in Section 5.1(B) (Hired Before 2009) will not be eligible to receive a one-time DC SERP contribution under this subsection (B), unless and until reclassified upon rehire as described in Section 5.1(B).

5.4     DC SERP Vesting

No DC SERP Benefit shall be payable to a Participant or Beneficiary except to the extent such Participant is vested in the DC SERP Benefit.

(A)    General DC SERP Vesting Rule

A Participant will vest 100% in his or her DC SERP Benefit on the date the Participant satisfies the conditions in either (i), (ii) or (iii) below.

(i)	The Participant has been on the E-Series Payroll at a level of E-1 through E-3 for a period of 36 consecutive months.

(ii)	The Participant dies.

(iii)	The Participant is laid off from a position at level E-1 through E-3 and is eligible for benefits under The Boeing Company Executive Layoff Benefits Plan.

See (B) below for additional vesting rules for certain Participants.

(B)     Special Vesting Rules for Participants with 55/10 or 62/1

Special vesting rules apply for a Participant who has attained either (i) or (ii) while employed by the Company.

(i)	Age 55 with 10 years of Service

(ii)     Age 62 with one year of Service

This Participant will be 100% vested in the portion of his or her DC SERP Benefit described in Section 5.3(A) (Annual Contributions) after he or she has been on the E-Series Payroll for a period of 36 consecutive months.

This Participant will vest ratably in the portion of his or her DC SERP Benefit described in Section 5.3(B) (One-Time Contribution). Upon Separation from Service, or upon completion of 36 consecutive months on the E-Series Payroll at a level of E-1 through E-3 if earlier, the Participant’s vesting will be determined at a rate of 1/36 for each consecutive month on the E-Series Payroll at a level of E-1 through E-3. This pro rata vesting rule is not intended to preclude the acceleration of vesting under subsections (A)(ii) (death) or (iii) (layoff) above.

(C)    Authorized Period of Absence

For purposes of this Section, an Authorized Period of Absence from the E-Series Payroll will count as a period on the E-Series Payroll, and an Authorized Period of Absence from a position at level E-1 through E-3 will count as a period at these levels.

If an Employee ceases to be at the applicable level for any reason other than an Authorized Period of Absence, and the Employee later returns to a position at the applicable level, these non-consecutive periods of service will not be aggregated for purposes of determining whether the 36-consecutive month requirement has been met.

(D)    Transfers to and from ULA and USA

For purposes of computing vesting for a Participant who transfers employment directly from the Company to ULA or USA, uninterrupted service at ULA or USA as an executive in a position at a comparable level will be credited toward the 36 consecutive months requirements described herein, provided that the Participant transfers directly from the E-Series

Payroll (or a position at level E-1 through E-3 if applicable) at the Company to comparable executive status at ULA or USA, as applicable. ULA and USA service will not be credited toward vesting under this Plan for any period following the Participant’s removal from this executive status. For purposes of computing vesting for a participant who transfers employment directly from ULA or USA to the Company, uninterrupted service at ULA or USA as an executive at a position comparable to the E-Series Payroll (or a position at level E-1 through E-3, if applicable) will be credited toward the 36 consecutive months requirements described herein, provided that the Participant transfers directly from this executive status at ULA or USA to a position at a comparable level at the Company. ULA and USA service will not be credited toward vesting under this Plan for any period prior to the Participant’s attainment of this executive status at ULA or USA, as applicable.

(E)    Impact of Separation from Service

If a Participant retires or Separates from Service (other than a deemed Separation from Service due to an Authorized Period of Absence) before becoming 100% vested in the DC SERP Benefit, the Participant will forfeit all rights to the nonvested portion of the DC SERP Benefit attributable to the period prior to this Separation from Service. To the extent any benefit under this Plan becomes vested during an Authorized Period of Absence that constitutes a deemed Separation from Service, it will remain subject to the payment timing rules under Section 6.1.

If a Participant Separates from Service after becoming partially vested in the one-time contribution portion of the DC SERP Benefit, under subsection (B) above, and the Participant is subsequently rehired or returns from an Authorized Period of Absence, the DC SERP Benefit accrued after rehire or return will not be vested until the Participant satisfies the requirements of subsection (A) or (B) above following rehire or return.

If a Participant Separates from Service after becoming 100% vested in the DC SERP Benefit, and the Participant is subsequently rehired or returns from an Authorized Period of Absence, the DC SERP Benefit accrued after rehire and return will be 100% vested (even if the Participant fails to be at the applicable pay level for 36 consecutive months following rehire or return).

See Section 7.4 regarding missing participants and improper credits, and Section 10.3 regarding the unfunded nature of this Plan.

5.5     DC SERP Forfeiture Rules

The Committee may determine, in its sole discretion, that a Participant will forfeit any part or all of his or her DC SERP Benefit (whether or not vested) if any of the following circumstances occur while employed by the Company or within five (5) years after termination of such employment:

(A)
The Participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests. For purposes of this Plan, “other similar unlawful acts against the Company or against the Company’s interests” shall include any other unlawful act (i) committed against the Company, or the interests of the Company, including, but not limited to, a governmental agency or instrumentality which conducts business with the Company, or a customer of the Company, or (ii) affecting the Company or the interests of the Company, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Company or the interests of the Company, as determined by the Committee in its sole discretion.

(B)
The Participant, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Committee determines, in its sole discretion, to be an activity in which the Participant is “engaging in competition” with any significant aspect of Company business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity, any person or entity that is engaged, directly or indirectly, in competition with any Company business or that takes a position adverse to any Company business, regardless of the position or duties the Participant takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Company, all as determined by the Committee in its sole discretion.

(C)
The Participant, without the advance approval of the Company’s Senior Vice President, Human Resources and Administration, induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Participant or any third party.

(D)
The Participant disparages or otherwise makes any statements about the Company, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected statements to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

To the extent the Participant has already received or commenced payment of his or her DC SERP benefit, the Committee will be entitled to pursue any and all legal and equitable relief against the Participant to enforce the forfeiture of and recover such DC SERP benefit. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

In addition, the Committee will, in all appropriate circumstances, require reimbursement of any DC SERP Benefit attributable to an incentive award that the Company seeks to recover under the Clawback Policy provision of any plan providing Executive Incentive Pay.

ARTICLE VI
Distributions

6.1     Form and Timing of Distribution

(A)	General Rule

A Participant may elect the form and timing of distribution with regard to his or her Restoration Benefit (including future Deferral Contributions, Company Matching Contributions, SBP Company Contributions, and Earnings Credits thereon) as described below, subject to the cashout rule in subsection (B) below. This distribution election must be made at the same time the Participant makes his or her Deferral Election (or SBP Company Contribution Election, if earlier). Any election made as to the form and timing of distribution will apply to the Participant’s entire Restoration Benefit (including Deferral Contributions, Company Matching Contributions, any SBP Company Contributions, and Earnings Credits thereon).

No elections are required with regard to a Participant’s Executive Company Contribution or DC SERP Benefit. The form and timing of distribution with regard to these benefits is described in the deemed election rules below.

Distribution elections and deemed elections made with regard to a Participant’s entire Account may be changed solely to the extent permitted under subsection (C) below.

(i)	Lump Sum Distribution

The lump sum distribution option is a single lump sum payable in January of any Plan Year following the Participant’s Separation from Service. The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.

Payment of the Participant’s Restoration Benefit in the form of a lump sum will be made the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (D) below), as elected by the Participant under this Section 6.1.

A Participant will be deemed to have elected to receive his or her Executive Company Contribution and DC SERP Benefit in a lump sum, in January of the first Plan Year following Separation from Service, subject to any changes made by the Participant in Section 6.1(C).

(ii)	Installment Payment

The installment payment option is a series of annual installment payments for a period between 2 and 15 years. The amount payable to the Participant each year generally shall be computed by multiplying the balance in the Account (or the applicable portion of the Account) by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period on the first day of January of such year. See Section 6.1(B) below for application of the cashout rule to installment payments.

Annual installment payments of the Restoration Benefit, if elected, will begin the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (D) below), as elected by the Participant under this Section 6.1. Payments will continue until the full balance of the Participant’s Restoration Benefit has been paid.

The Plan will respect previous distribution elections made by certain Participants who are former participants in the Excess Benefit Plan for the BSS Retirement Plan, as amended (“BSS Excess Plan”). For these Participants, any distribution election made prior to April 4, 2003 under section 3(b)(5) of the BSS Excess Plan will apply, unless the Participant elects otherwise under this Article V.

In the event that no distribution option is elected with regard to the Restoration Benefit, the Participant will be deemed to have elected to receive a single lump sum payable in January of the first Plan Year following the Participant’s Separation from Service.

(B)	Cashouts

Notwithstanding the foregoing, the following rules shall apply, subject to the six-month delay in payment for Specified Employees under (E):

(i)
If the balance in the Participant’s Account is $10,000 or less in January of the first Plan Year following Separation from Service, the entire balance will be paid in the form of a single lump sum at that time.

(ii)
If a Participant has elected to receive installments and his or her remaining Account balance is $10,000 or less upon any scheduled payment date, the entire remaining balance will be paid in the form of a single lump sum at that time. This paragraph (ii) will not apply to any Participant whose installment payments commenced prior to January 1, 2008.

(C)	Changes to Distribution Election or Deemed Election

Effective January 1, 2008, a Participant may change a distribution election (or deemed election) with regard to his or her entire Restoration Benefit only once after the initial distribution election is made, in accordance with the conditions stated below. Effective January 1, 2009, a Participant also may change his or her deemed distribution election once with regard to his or her combined DC SERP Benefit and Executive Company Contributions (if any), in accordance with the conditions stated below. To the extent any such changes would defer commencement of any portion of the Participant’s Account beyond both age 70½ and Separation from Service, the changes will not be effective with respect to such portion.

(i)	A new distribution election must be submitted to the Committee at least 12 months before the existing scheduled distribution date, and during the annual election period established by the Committee.

(ii)	The revised distribution election must not take effect for at least 12 months after it is made.

(iii)	The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.

In no event can installment payments be revoked once they have begun.

Prior to January 1, 2008, a Participant may change a distribution election with regard to his or her entire Account, in accordance with procedures established by the Committee, without the restrictions stated in (i)-(iii) above. Any changes made under this paragraph will be invalid to the extent they affect distributions scheduled for the Plan Year in which the change is made.

Limited Exception for 2008. In allowable circumstances (as determined by the Company's Senior Vice President, Human Resources and Administration), a Participant will have a limited ability during the 2008 Plan Year to change his or her distribution election without the restrictions stated in (i)-(iii) above, subject to approval by the Company's Senior Vice

President, Human Resources and Administration, in his or her sole discretion. In no event will an election under this paragraph cause an amount to be paid during the 2008 Plan Year, if it would otherwise be payable in a later Plan Year. Nor will an election under this paragraph defer a payment beyond the 2008 Plan Year, if it would otherwise be payable during the 2008 Plan Year.

(D)	Distributions At Age 70½

Payment of benefits under this Plan will begin not later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70½ and is Separated from Service. Payment of benefits for Participants actively employed beyond age 70 ½ will begin no later than the first January following the calendar year in which the Participant Separates from Service. In the event that no distribution option is elected under (A) above, the Participant will be deemed to have elected to receive a single lump sum distribution.

(E)	Specified Employees

Notwithstanding anything to the contrary under this Article VI, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.

The Account of a Specified Employee will be distributed in the form elected under subsection (A) above. This distribution will commence as of the later of:

(i)         the time elected under subsection (A),

(ii)	the first day of the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and

(iii)	January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).

If a Participant has elected installments under (A) above, subsequent installment payments will be made in January of each successive year until the Account is exhausted.

In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 6.2 (Death Benefits) below.

(F)	Distribution Due to Unforeseeable Emergency

A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Restoration Benefit and his or her Executive Company Contribution benefit immediately, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency. A Participant or Beneficiary may not receive a distribution of his or her DC SERP Benefit solely in the event of an Unforeseeable Emergency, even if fully vested.

The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Committee.

6.2     Death Benefits

If a Participant dies before his or her entire Restoration Benefit has been distributed, the remaining Restoration Benefit will be distributed to his or her Beneficiary in accordance with the Participant’s election as to form and timing filed with the Committee with regard to the Restoration Benefit. Distributions to the Beneficiary will be made at the same time and in the same form as the payment that otherwise would have been made to the Participant. To the extent no distribution election has been filed with regard to the Restoration Benefit, the remaining Restoration Benefit will be paid to the Beneficiary in a single sum in January of the calendar year following the Participant’s death.

If a Participant dies before his or her entire Executive Company Contribution benefit and his or her entire DC SERP Benefit have been distributed, the remaining benefits will be paid to his or her Beneficiary in accordance with any change to the form and timing of payment elected by the Participant under Section 6.1(C) with regard to the Executive Company Contribution and the DC SERP Benefit. If no change has been elected, the remaining benefits will be distributed to the Participant’s Beneficiary in a single sum in January of the calendar year following the Participant’s death.

6.3     Rehires

This Section 6.3 addresses the form and timing of payment for a Participant who rehires to the Company following a Separation from Service. For purposes of this Section 6.3, a rehire includes a Participant who returns to the Company following a Separation from Service that is deemed to occur under Code section 409A due to an Authorized Period of

Absence or a period of a reduced level of services.

In the event that a Participant forfeits a nonvested DC SERP Benefit upon a Separation from Service, this benefit will not be restored upon rehire. This rule applies regardless of whether the Participant satisfies the vesting criteria under Section 5.4 following rehire.

(A)    Participants Rehired After Commencing Benefits

This subsection (A) applies to a rehired Participant who has received or begun receiving benefits under the Plan because he or she has experienced a Separation from Service and has attained the specified age (if applicable).

Old Benefits. Installment payments that commenced prior to the Participant’s rehire with respect to Deferral Contributions made and contributions received before the Participant’s Separation from Service (“Old Benefits”) will not be suspended by reason of the Participant’s rehire. These Old Benefits will continue to be paid until exhausted, without regard to the period of rehire.

Interim Benefits. To the extent a Participant made additional Deferral Contributions or received additional contributions while on an Authorized Period of Absence or during a period of a reduced level of services that constituted a deemed Separation from Service under Code section 409A, such Deferral Contributions made and contributions received (to the extent vested) will be distributed in January of the first Plan Year following the year in which they are made, in accordance with the Participant’s earlier distribution election or deemed election. This is because the Participant has already satisfied the conditions for payment under Section 6.1(A); namely, he or she has attained the specified age and has experienced a Separation from Service attributable to such Deferral Contributions made and contributions received.

The same rule will apply where the portion of a Participant’s DC SERP Benefit attributable to one-time contributions vests ratably during an Authorized Period of Absence, under Sections 5.4(B) and (C). Such newly vested benefits will be distributed in January of the first Plan Year following the year in which they vest, in accordance with the Participant’s earlier distribution election or deemed election.

New Benefits. Deferral Contributions made and contributions received attributable to periods after the date of rehire (“New Benefits”) will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(A)

(subject to the change rules in Section 6.1(C)), without regard to any Separation from Service that occurred prior to rehire. As a result, New Benefits (to the extent vested) will be distributed in January following the Participant’s Separation from Service after rehire, in the form selected under the original distribution election or deemed election. This is because the Participant already has attained the specified age under Section 6.1(A) but has not yet experienced a Separation from Service attributable to the New Benefits.

(B)    Participants Rehired Before Commencing Benefits

This subsection (B) applies to a rehired Participant who has not begun receiving benefits under the Plan because he or she has not attained the specified age under Section 6.1(A).

Old and Interim Benefits. The rehired Participant’s Old Benefits (and any Deferral Contributions made or contributions received during an Authorized Period of Absence or a period of a reduced level of services, and any DC SERP one-time contributions vested during such period), to the extent vested, will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(A) (subject to the change rules in Section 6.1(C)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 6.1(A), then the Participant’s Old Benefits (and any Deferral Contributions made and contributions received during an Authorized Period of Absence or a period of a reduced level of services, and any DC SERP one-time contributions vested during such period), to the extent vested, will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age, even if the Participant has not had a subsequent Separation from Service after rehire. This result will not change in the event that the Participant attains the specified age after the initial Separation from Service (or while on Authorized Period of Absence or during a period of a reduced level of services), but is rehired before benefits actually begin.

New Benefits. The Participant’s New Benefits will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 6.1(A) (subject to the change rules in Section 6.1(C)), without regard to any Separation from Service that occurred prior to rehire, as described in Section 6.3(A) above. As a result, New Benefits (to the extent vested) will be distributed either (i) in January following the Participant’s Separation from Service after rehire, or (ii) in January following both the Participant’s Separation from Service after rehire and after attainment of the specified age, in accordance with the original distribution election or deemed election. This is because the Participant has not yet experienced a Separation from Service attributable to the New Benefits.

ARTICLE VII
Accounts

7.1     Participant Accounts

The Committee will establish and maintain an Account for each Participant, for each period of employment. Solely for this purpose, a period of employment will be treated as commencing upon a Participant’s eligibility for the Plan (following hire or rehire as applicable) and ending with his or her Separation from Service.

Each Account will be credited with Deferral Contributions and Company Matching Contributions, SBP Company Contributions, Executive Company Contributions, and DC SERP Benefits, as applicable for the relevant period of employment, as well as Earnings Credits described in Section 7.2 below. Each Account will be reduced as payments are made.

For Heritage BSS Participants, the Accounts shall also include any account as of April 3, 2003 under the BSS Excess Plan, as adjusted after April 3, 2003 for earnings, losses and expenses. As of April 4, 2003, all accounts of Heritage BSS Participants under the BSS Excess Plan were transferred to this Plan. For purposes of this Section, “Heritage BSS Participant” means any Participant in this Plan having a prior benefit under the BSS Excess Plan based on his or her participation in the BSS Voluntary Savings Plan.

7.2     Earnings Credits

For periods prior to January 1, 2009, a Participant’s Accounts will be credited with earnings under the Interest Fund Method described in (A) below.

For periods on or after January 1, 2009, a Participant’s Accounts will be credited, at the Participant’s election, with earnings under either: (i) the Interest Fund Method, (ii) the Boeing Stock Fund method, or (iii) the Other Investment Funds method, each as described below. In the absence of an election the Interest Fund method will be used. A Participant may elect a different earnings method as to each Account.

(A)    Interest Fund Method

Under the Interest Fund Method for periods prior to January 1, 2009, a Participant’s Accounts will be adjusted each month in accordance with changes in the unit value of the Accounts to reflect interest, as of the first business day of that month. Interest will be calculated based on the value of the Accounts as of the last day of the preceding month.

For periods on or after January 1, 2009, a Participant’s Accounts will be adjusted daily in accordance with changes in the unit value of the Accounts to reflect interest, based on the Participant’s Account balance.

Interest will be calculated for each Plan Year as the mean between the high and low (during the first eleven months of the preceding Plan Year) of yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest ¼th of one percent. The Company will notify Participants annually of the established interest rate.

(B)	Boeing Stock Fund Method

For periods on or after January 1, 2009, under the Boeing Stock Fund method, a Participant's Boeing Stock Fund Account shall be credited with the number of shares of the Company's common stock that could be purchased with the amount credited to such account, based on the Fair Market Value of the Company's common stock on the day the account is so credited (or on the next business day on which the New York Stock Exchange (the "Exchange") is open, if the Exchange is closed on the day the account is credited) excluding commissions, taxes, and other charges. Such number shall be recorded as stock units in the Participant's account, for bookkeeping purposes only. For purposes of the Plan, "Fair Market Value" means the mean of the high and low per share trading prices for the common stock of the Company as reported for the "New York Stock Exchange - Composite Transactions" for a single trading day. The number of stock units in an account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the Company's common stock.

Each Participant's Boeing Stock Fund Account periodically shall be credited with the number of shares of the Company's common stock that could be purchased, as set forth in the preceding paragraph, with an amount equal to the cash dividends that would be payable on the number of shares of the Company's common stock that equals the number of stock units in a Participant's Boeing Stock Fund Account. The Company will notify Participants annually of the number of stock units, and the dividend equivalents, credited to their Boeing Stock Fund Account.

(C)	Other Investment Funds Method

For periods on or after January 1, 2009, in addition to the Interest Fund method and Boeing Stock Fund method of allocating earnings, a Participant may choose to diversify each of his or her Accounts by electing that it be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under the VIP (excluding the Boeing Stock Fund and Stable Value Fund offered thereunder) as designated by the Committee from time to time, pursuant to an election by the Participant to have the Participant’s Account credited as though the Participant had elected to invest in such funds in such increments as the Participant will direct in accordance with rules to be established by the Committee or its delegates; provided that the Committee may disregard such elections in its discretion.

7.3     Investment Election Changes and Restrictions

For periods on or after January 1, 2009, a Participant may change how future additions to his or her Accounts are invested anytime during the Plan Year. The Participant may also transfer any portion of his or her Accounts from one fund to another on a daily basis, provided that a Participant may not transfer funds from one investment fund to another and back on the same day.

In addition, transfers cannot be made into the Boeing Stock Fund for 30 calendar days after transferring funds out of the Boeing Stock Fund. This restriction applies regardless of the number of units or the dollar value of the transfer. However, the Participant may continue to direct future additions into the Boeing Stock Fund and make transfers out of this fund at any time, subject to insider trading rules.

7.4     Missing Participants and Improper Credits

A Participant’s Account may be forfeited or reduced in the event of one of the following events, even if 100% vested:

(A)	The Committee is unable to locate a Participant or Beneficiary to distribute amounts from his or her Account (a “missing participant”).

(B)	The Committee recaptures amounts improperly credited to a Participant’s Account.

See Section 10.3 regarding the unfunded nature of this Plan.

ARTICLE VIII
Administration

8.1    Plan Administration

The Plan shall be administered by the Committee. The Committee shall make such rules, interpretations, determinations of fact and computations as it may deem appropriate. Any decision of the Committee with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of plan benefits, shall be conclusive and binding on all persons. The Committee shall submit to the Compensation Committee of the Board of Directors periodic reports covering the operation of the Plan.

8.2     Claims Procedure

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the VIP.

ARTICLE IX
Amendment and Termination

The Board of Directors of The Boeing Company shall have the authority to amend or terminate the Plan at any time. The Board of Directors may delegate its authority to amend the Plan at any time, in its sole discretion. In the event of Plan amendment or termination, a Participant's benefits under the Plan shall not be less than the Plan benefits to which the Participant would be entitled if the Participant had terminated employment immediately prior to such amendment or termination of the Plan.

In general, upon the termination of the Plan with respect to any Participant, the affected Participants will not be entitled to receive a distribution until the time specified in Article VI. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder.

ARTICLE X
Miscellaneous

10.1    No Employment Rights

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person's employment with or without cause.

10.2    Anti-Assignment

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process. Any attempt to take such action shall be void and shall authorize the Committee, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. In addition, a Participant’s Account may be reduced by the amount of any tax obligation paid by the Company on behalf of a Participant or surviving spouse, if the Participant or surviving spouse fails to reimburse the Company for such obligation.

10.3    Unfunded Status of Plan
No funds shall be segregated or earmarked for any current or former participant, Beneficiary or other person under the Plan. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets).

10.4    Delays in Payment

Payment of benefits under this Plan may be delayed to the extent permitted by Code section 409A, as determined by the Committee.

10.5    Involuntary Inclusion in Income

If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules described in Article V above.

10.6    Compliance With Code Section 409A

It is intended that amounts deferred under this Plan will not be taxable under section 409A of the Code with respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

10.7    Construction

The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

10.8    Legal Action

No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal if no appeal is made).

APPENDIX A
Excess Benefit Plan
for the BSS Retirement Plan

I.    PURPOSE.

In July 1998, Hughes Space and Communications Company, Hughes Electron Dynamics, Inc. and Spectrolab, Inc. (“Hughes”) adopted a special appendix (the “Hughes Appendix”) to the Hughes Excess Plan. Individuals affected by the Hughes Appendix are referred to in this Special Appendix as “Hughes Participants”.

That Hughes Appendix was adopted to provide certain Hughes Participants whose benefits from the Hughes Retirement Plan were initially miscalculated an election to receive alternative benefits. These benefits are referred to as the “Substitute Benefit”.

The initial miscalculation for these Hughes Participants was the subject of a filing with the Internal Revenue Service under the Voluntary Compliance Resolution (“VCR”) program on August 22, 1997. On January 28, 1998, the Internal Revenue Service issued a compliance statement concerning the VCR application. Under the compliance statement, Hughes corrected the miscalculation by reducing the benefits payable to the affected Hughes Participants under the Hughes Retirement Plan from the initially calculated amount. Under the correction approved by the IRS in the VCR application, payments under the Hughes Retirement Plan would continue at the monthly amount originally scheduled under the initial calculation. When the actuarial equivalent value of a Hughes Participant’s benefits paid under the Hughes Retirement Plan reaches the maximum limit imposed by section 415 of the Code, then the remaining payments to the Hughes Participant will be made under the Hughes Excess Plan. The benefits which were originally scheduled for payment under the Hughes Retirement Plan under the initial calculation, but which will instead be paid pursuant to the Hughes Excess Plan after the maximum limit of section 415 has been reached, are referred to in this Appendix as the “Reclassified Payments.” Benefits paid under the Hughes Retirement Plan are not considered Reclassified Payments, even if the payments exceeded the limits of section 415 of the Code and therefore are not afforded the tax treatment (including the ability to elect a rollover) afforded to qualified plan payments.

As a result of the initial miscalculation, some benefit payments from the Hughes Retirement Plan which Hughes Participants rolled over into their individual retirement accounts were withdrawn to avoid or minimize excise taxes (“Required IRA Withdrawals”). Hughes Participants who made Required IRA Withdrawals were entitled to elect the Substitute Benefit.

Furthermore, certain Hughes Participants received payments from the Hughes Retirement Plan in 1998 which were in excess of the maximum benefit allowed by Code section 415 under the method of calculating the maximum benefit as described in the VCR application (“1998 Excess Payments”). Such Hughes Participants were entitled to elect the Substitute Benefit.

In addition, under their original benefit elections, certain Hughes Participants were scheduled to have received Reclassified Payments which were not yet paid as of July 31, 1999. Such Hughes Participants were entitled to elect the Substitute Benefit.

Under the Hughes Appendix, each affected Hughes Participant was given an election to be paid the Substitute Benefit. In order to elect the Substitute Benefit, a Hughes Participant must have signed and delivered to Hughes a written release in the form and manner acceptable to Hughes. The Substitute Benefit was provided in consideration for the Hughes Participant’s agreement, made pursuant to the release, to forego legal action against Hughes and the other persons specified in the release.

This Special Appendix is intended to provide the unpaid balance of the Substitute Benefit to Hughes Participants who are Acquired Hughes Participants. Only Acquired Hughes Participants are affected by this Special Appendix to the Plan.

Effective as of April 4, 2003, this Appendix A was transferred in its entirety from the Excess Benefit Plan for the BSS Retirement Plan, as amended to the Plan.

II.    ELECTION AND CALCULATION OF SUBSTITUTE BENEFIT.

A.2.1	Election of Substitute Benefit.

The following Hughes Participants were provided an opportunity to elect the Substitute Benefit: (1) Hughes Participants for whom Reclassified Payments were to be made on or after August 1, 1998, (2) Hughes Participants who received 1998 Excess Payments, and (3) Hughes Participants who made Required IRA Withdrawals. The election of the Substitute Benefit was made in the time and manner prescribed by Hughes. The election must have specified the date on which the Hughes Participant elected to commence payment of the Substitute Benefit, which must have been a date which was the first through fifteenth anniversary of the Hughes Participant’s “Deferral Start Date.” The Deferral Start Date for a Hughes Participant is the later of (x) August 1, 1998, or (y) the day as of which the initial Reclassified Payment would have been scheduled for payment to the Hughes Participant, but for the election to receive the Substitute Benefit. The election must have specified whether the Hughes Participant elected payment in a single installment, two substantially equal annual installments, or five substantially equal annual installments. The election must have been accompanied by a properly executed release acceptable to Hughes. If a Hughes Participant did not effectively elect the Substitute Benefit, then the Hughes Participant’s remaining Reclassified Payments (if any) would be made to the Hughes Participant pursuant to the general provisions in the Hughes Excess Plan applicable to payments attributable to the Hughes Retirement Plan, as contemplated in the VCR application.

Any election described above by an Acquired Hughes Participant will continue to apply under this Special Appendix. Any Acquired Hughes Participant who did not make an effective election will continue to have his or her remaining Reclassified Payments (if any) made pursuant to the general provisions in the Plan (as successor to the Hughes Excess Plan) applicable to payments attributable to the Retirement Plan (as successor to the Hughes Retirement Plan), as contemplated in the VCR application.

A.2.2    Calculation of Substitute Benefit.

If a Hughes Participant elected the Substitute Benefit, then in lieu of payment from the generally applicable provisions of the Hughes Excess Plan of the Hughes Participant’s remaining Reclassified Payments (if any), the Substitute Benefit became payable. The Substitute Benefit was the amount credited to the Hughes Participant’s Hughes Account, calculated as described in Section A.2.4(a) of this Appendix.

A.2.3    Definitions.

a.    Suspended Payments.

Certain Hughes Participants elected a short-term deferral of Reclassified Payments which, but for such election, would have been paid between January 1, 1998 and July 1, 1998. Under this Appendix, the term “Suspended Payments” refers to the Reclassified Payments which were subject to the short-term deferral described in the preceding sentence.

b.    Proximate Reclassified Payments.

The term “Proximate Reclassified Payments” refers to those Reclassified Payments (other than Suspended Payments) which, in the absence of an election of the Substitute Benefit, would have been scheduled for payment under the Hughes Excess Plan on or prior to July 1, 1999.

c.    Distant Reclassified Payments.

The term “Distant Reclassified Payments” refers to Reclassified Payments which, in the absence of an election of the Substitute Benefit, would have been scheduled for payment under the Hughes Excess Plan after July 1, 1999. Distant Reclassified Payments may be recalculated to reflect how the Retirement Plan implemented the repeal of section 415(e) of the Code.

d.    Settlement Credit.

The term “Settlement Credit” refers to an amount calculated for each Hughes Participant which is the greater of (i) or (ii) below:

(i)
The amount under this item (i) equals ten percent (10%) of the sum of (aa) the Hughes Participant’s Suspended Payments (if any), plus (bb) the Hughes Participant’s Proximate Reclassified Payments (if any).

(ii)
The amount under this item (ii) equals (aa) the sum of (x) the Hughes Participant’s Required IRA Withdrawals (if any) and (y) the Hughes Participant’s 1998 Excess Payments (if any), times (bb) a percentage not to exceed fifty-five percent (55%), determined according to the date elected by the Hughes Participant for payment of the Substitute Benefit. For each of the first five full years after August 1, 1998 that payment is deferred, the percentage will increase by five percent (5%), and for each of the next ten additional full years that payment is deferred, the percentage will increase by three percent (3%). Thus, for a Hughes Participant who elected payment of the Substitute Benefit on July 31, 2013 (a total deferral of 15 years), the percentage is fifty-five percent (55%).

e.    Acquired Hughes Participant.

The term “Acquired Hughes Participant” means any person who became a Participant or a Former Participant under the terms of the Employee Matters Agreement between The Boeing Company and Hughes Electronics Corporation.

f.    Hughes Retirement Plan.

The term “Hughes Retirement Plan” means the Hughes Non-Bargaining Retirement Plan.

A.2.4    BSS Account.

a.	Hughes Account

Hughes established an account, for bookkeeping purposes only, for each Hughes Participant who elected the Substitute Benefit (the “Hughes Account”). The Hughes Account was to be credited as follows:

(i)
The Hughes Account of a Hughes Participant who elected the Substitute Benefit was initially credited, as of August 1, 1998, by (aa) the sum of the Hughes Participant’s Suspended Payments (if any), plus (bb) interest on the Hughes Participant’s Suspended Payments (if any) at the rate of one-half percent (0.5%) per month from the date each payment would have been made but for the suspension through July 31, 1998, plus (cc) the Hughes Participant’s Settlement Credit (if any).

(ii)
As of the date that each Proximate Reclassified Payment and Distant Reclassified Payment would have been made (but for the Hughes Participant’s election of the Substitute Benefit), commencing with the Reclassified Payment which would have been made August 1, 1998, the Hughes Account was credited with the amount of such Reclassified Payment. In addition, if Reclassified Payments were made to a Hughes Participant in January through March, 1998, then the Hughes Participant who elected the Substitute Benefit was allowed to elect that his regularly-scheduled payments from the Hughes Excess Plan be credited to the Hughes Account as of the date such payments would otherwise have been made. The amount of the regularly-scheduled payments to be credited to the Hughes Account must not exceed the amount by which such Reclassified Payments increased his taxable income for 1998, as determined by Hughes.

(iii)
As of the last day of each month, through the month specified below, the unpaid amount of the Hughes Account is increased by interest at a monthly rate of 0.7591% (approximately an equivalent annual rate of 9-1/2% compounded monthly). The duration of interest credits depends upon the payout election made by the Hughes Participant pursuant to Section A.2.1 of the Appendix.

Interest is credited though the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made for any Hughes Participant who (aa) elected payment in a single sum, (bb) elected payment in two substantially equal installments, or (cc) elected payment in five installments commencing on or before the eleventh anniversary of the Hughes Participant’s Deferral Start Date. Interest is to be credited through the last day of the month immediately preceding the month for which the initial installment payment of the Substitute Benefit is made for any Hughes Participant who elected payment in five installments commencing on or after the twelfth anniversary of the Hughes Participant’s Deferral Start Date, and no interest may be credited for such Hughes Participant on or after the date installments commence.

b.	Continuation as BSS Account

On the Closing Date, the Company shall establish an account, for bookkeeping purposes only, for each Acquired Hughes Participant who elected the Substitute Benefit (the “BSS Account”). The BSS Account shall be credited as follows:

(i)	The BSS Account shall be initially credited with the unpaid amount of the Acquired Hughes Participant’s Hughes Account under the Hughes Excess Plan as of the Closing Date.

(ii)
As of the date that each Distant Reclassified Payment would have been made (but for the Hughes Participant’s election of the Substitute Benefit), commencing with the first Distant Reclassified Payment payable after the Closing Date, the BSS Account will be credited with the amount of such Distant Reclassified Payment.

(iii)
As of the last day of each month, through the month specified below, the unpaid amount of the BSS Account is increased by interest at a monthly rate of 0.7591% (approximately an equivalent annual rate of 9-1/2% compounded monthly). (If the month specified below occurred prior to the Closing Date, then no interest credits will be made to the BSS Account). The duration of interest credits depends upon the payout election made by the Acquired Hughes Participant pursuant to Section A.2.1 of the Appendix. Interest is credited though the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made for any Acquired Hughes Participant who (aa) elected payment in a single sum, (bb) elected payment in two substantially equal installments, or (cc) elected payment in five installments commencing on or before the eleventh anniversary of the Hughes Participant’s Deferral Start Date. Interest is to be credited though the last day of the month immediately preceding the month for which the initial installment payment of the Substitute Benefit is made for any Acquired Hughes Participant who elected payment in five installments commencing on or after the twelfth anniversary of the Acquired Hughes Participant’s Deferral Start Date, and no interest may be credited for such Acquired Hughes Participant on or after the date installments commence.

A.3.1    Payment During Hughes Participant’s Life.

The BSS Account will be paid to the Acquired Hughes Participant as specified in the election described in Section A.2.1 of this Appendix.

A.3.2    Payment Following Hughes Participant’s Death.

The unpaid balance of the BSS Account will be paid to the Acquired Hughes Participant’s Beneficiary as follows.

Unless the Hughes Participant elected otherwise, one-half of the unpaid balance of the BSS Account shall be paid as soon as feasible following the Acquired Hughes Participant’s death and the remaining one-half shall be paid in January of the following year.

Each Hughes Participant was entitled to elect, at the time of the Hughes Participant’s election under Section A.2.1 of this Appendix, that the benefit payable to the Beneficiary following the death of the Hughes Participant shall be made at the time and in the manner payment would have been made to the Hughes Participant during the Hughes Participant’s life. This election will continue to apply to Acquired Hughes Participants.

If Reclassified Payments remain unpaid following payment of the BSS Account to the Beneficiary, then the Reclassified Payments shall be paid to the Beneficiary at the time the Reclassified Payments would have been paid but for the election of the Substitute Benefit. Unless an Acquired Hughes Participant elects otherwise, the Beneficiary for purposes of this Appendix shall be the Beneficiary otherwise designated under the

Retirement Plan. The Acquired Hughes Participant shall be entitled to name a different Beneficiary for purposes of this Appendix.

IV.    MISCELLANEOUS PROVISIONS.

A.4.1    General.

This Appendix is incorporated by reference into the Plan as if set forth fully therein. Any capitalized terms used in this Appendix which are not defined in this Appendix shall have the meanings specified in the Plan.

A.4.2    Elections Irrevocable.

Elections by a Hughes Participant under this Appendix are irrevocable.

A.4.3    Defense Retirees.

In 1997, the Hughes’ defense businesses were acquired by Raytheon Company. As part of that transaction, the Hughes and Raytheon Company agreed that the liabilities of the Plan and the assets and liabilities of the Retirement Plan attributable to defense employees and retirees will be transferred to plans sponsored by Raytheon Company. Accordingly, the provisions of this Appendix apply only to non-defense retirees, and no benefit is created under this Appendix for defense retirees.

A.4.4    Section 415 Changes.

Code section 415(e) was repealed effective for limitation years beginning on or after January 1, 2000. The repeal may increase the limitation on benefits payable from the Retirement Plan to some or all Acquired Hughes Participants who elected the Substitute Benefit. The Company reserves the right to pay the Substitute Benefit from the Retirement Plan in lieu of the benefits payable hereunder to the extent permitted by law.

APPENDIX B
Plan Provisions Prior To January 1, 1999

B1.1    Eligibility and Benefits for BCERP Participants
Prior to January 1, 1999, this Plan offered certain benefits to participants in the BCERP whose benefits were affected by the limitations on benefits or contributions imposed by section 415 and 401(a)(17) of the Code. Effective January 1, 1999, certain of those participants were transferred to the SERP and ceased to be eligible for benefits under this Plan based upon their participation in the BCERP. To the extent any participant eligible for benefits under this Plan based upon his or her participation in the BCERP was not transferred to the SERP, such participant shall remain eligible to participate in this Plan and to receive such benefits. Effective January 1, 2008, all such benefits remaining under this Plan have commenced and are not subject to the deferral and distribution rules under Articles IV & V of the 2008 restatement.

With respect to the BCERP, the benefits under this Plan represent the difference between the actual benefits of a Participant under the BCERP and the benefits that would have been payable under that plan except for the limitations on benefits imposed by sections 415 and 401(a)(17) of the Code. The benefits payable under this Plan with respect to the BCERP were payable to the Participant or to any other person who is receiving or entitled to receive benefits with respect to the Participant under the BCERP, and were paid in the same form, at the same times and for the same period as benefits were paid with respect to the Participant under the BCERP.

Notwithstanding the foregoing, if the Actuarial Equivalent of the benefit payable under this Plan with respect to the BCERP was $10,000 or less, the Actuarial Equivalent value of the benefit was paid in the form of an automatic lump sum at the same time as benefits began or were paid under the BCERP. Actuarial Equivalent is defined in the BCERP. This paragraph applies to Participants who retire or begin receiving termination benefits under the BCERP on or after February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined as of the Participant’s Retirement Date under the Employee Retirement Plan. This paragraph shall also apply to Participants who are receiving benefits under this Plan as of February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined with respect to each participant’s remaining benefits payable under this Plan determined as of February 1, 1997.

Effective January 1, 1999, any Employee who is eligible to participate in the SERP shall no longer be entitled to any benefit under this Appendix B1.1. To the extent any such Employee is determined to be entitled to a benefit under this Appendix B1.1 of the Plan, such benefit shall be offset by any benefits received under the SERP. Any Employee who was a Participant in this Plan as of December 31, 1998 and eligible for a benefit under this Appendix B1.1 shall remain eligible for such benefit unless and until such Employee becomes eligible to participate in the SERP. The Plan will respect beneficiary designations made by a Participant at the time of commencement of the benefit under this Section B.1.1, notwithstanding any contrary definition of Beneficiary under the Plan.

B1.2    Eligibility and Benefits for FSP Participants
Prior to January 1, 1999, salaried employees who were not represented by a collective bargaining agent were eligible to participate in the FSP. Accordingly, participants in the FSP were eligible to participate in this Plan prior to that date, to the extent that their FSP benefits were limited by Code sections 415 and 401(a)(17).

The benefits under this Plan with respect to a particular year were the additional benefits that would have been payable under the FSP if the reduction on contributions and other additions had not been made. All amounts deferred under this Plan were credited to the Accounts of Participants at the time such amounts would otherwise have been credited to their accounts under the FSP.

For periods before January 1, 2009, a Participant’s Account is credited with interest in accordance with the Interest Fund method under Section 7.2 (Earnings Credits).

For periods on or after January 1, 2009, a Participant’s Account is credited with earnings in accordance with the method elected by the Participant under Section 7.2 (Earnings Credits).

The benefits payable under this Plan with respect to the FSP will be payable to the Participant in accordance with the distribution rules under Article VI.